--------------------------    TROUTMAN SANDERS LLP   ---------------------------
                                ATTORNEYS AT LAW
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10174
                             www.troutmansanders.com
                             TELEPHONE: 212-704-6000
                             FACSIMILE: 212-704-6288

                                December 29, 2005

Cadence Resources Corporation
34110 Copper Ridge Drive, Suite 100
Traverse City, Michigan 49684

Ladies and Gentlemen:

      We have acted as counsel to Cadence Resources Corporation, a Utah corporation (the "COMPANY"), in connection with the Company's filing of Post Effective Amendment No. 2 to the Registration Statement on Form SB-2 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), relating to the resale of an aggregate of 3,919,540 shares of its common stock, par value $.01 per share (the "COMMON STOCK"), by certain investors named therein (the "Investors"). Of the 3,919,540 shares of Common Stock being registered, 2,934,275 shares are currently issued and outstanding and 985,265 shares are issuable upon the exercise of warrants (the "WARRANTS"),

      In connection with the foregoing, we have examined originals or copies, satisfactory to us, of: (i) the Registration Statement, including the form of prospectus included therein; (ii) a Securities Purchase Agreement, dated April 2, 2004 (the "PURCHASE AGREEMENT"), between the Company and the Investors, (iii) the form of the Warrants, (iv) the Company's Restated Articles of Incorporation,
(v) the Company's By-laws, (vi) resolutions of the Company's board of directors authorizing the Company to enter into, and consummate, the transactions contemplated by the Purchase Agreement, including the issuance of certain of the Warrants to the Investors; (vii) resolutions of the Company's board of directors authorizing the Company to issue certain of the shares of Common Stock and certain of the Warrants to the Investors; and (viii) such other documents and instruments as we have deemed necessary for the expression of the opinion herein contained.

      We have also reviewed such other matters of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

      We have also assumed that (i) all shares of Common Stock issued will be issued and sold in compliance with applicable federal and state securities laws
(ii) at the time of any offering or sale of any shares of Common Stock, the Company will have such number of shares of Common Stock authorized or created and available for issuance as may be offered and sold and as are issuable upon the conversion, exchange or exercise of any shares of Common Stock that may be offered and sold, (iii) there shall be no change in law affecting the validity of any of the shares of Common Stock (between the date hereof and the date of issuance and sale of such shares of Common Stock), and (iv) all parties to agreements involving the issuance or sale of the shares of Common Stock will perform their obligations thereunder in compliance with the terms of such documents.

      Based upon and subject to the foregoing, we are of the opinion that the
(i) 2,934,275 shares of Common Stock currently outstanding are legally issued, fully paid and non-assessable shares of Common Stock and (ii) the remaining 985,265 shares of Common Stock, upon the exercise of the Warrants and the payment of the exercise price of the Warrants by the Investors to the Company in accordance with the terms of the Warrants and the issuance of the shares of Common Stock by the Company in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable shares of Common Stock.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated pursuant to Section 7 of the Act or
Item 509 of Regulation S-B promulgated under the Act.

      We are members of the Bar of the State of New York and do not hold ourselves out as being experts on laws other than laws of the State of New York and the laws of the United States of America. To the extent our opinion is based on Utah corporate law we have relied on an unofficial compilation of the Utah Revised Business Corporation Act.

                                      Very truly yours,

                                      /s/ Troutman Sanders LLP

                                      TROUTMAN SANDERS LLP